UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C.  20549

                                   FORM 12b-25
                           NOTIFICATION OF LATE FILING

                                                                 SEC FILE NUMBER
                                                                 ---------------

(Check One): [X] Form 10-K  [ ] Form 20-F  [ ] Form 11-K
             [ ] Form 10-Q  [ ] Form N-SAR                          CUSIP NUMBER
                                                                      68272Y103
                                                                 ---------------

               For Period Ended:  June 30, 2000
                  [ ]  Transition Report on Form 10-K
                  [ ]  Transition Report on Form 20-F
                  [ ]  Transition Report on Form 11-K
                  [ ]  Transition Report on Form 10-Q
                  [ ]  Transition Report on Form N-SAR

               For the Transition Period Ended:

If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:

N/A

PART I - REGISTRANT INFORMATION

Online Innovation, Inc.
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Full name of Registrant

Sinaloa Gold Corp.
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Former Name if Applicable

1118 Homer Street, #218
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Address of Principal Executive Offices (Street and Number)

Vancouver, British Columbia, Canada
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City, State and Zip Code


PART II - RULES 12b-25(b) AND (C)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

       (a)   The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;
       (b)   The subject annual report, semi-annual report, transition report on
             Form 10-K, Form 20-F, 11-K, Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition

3882101.10ksb001.doc

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             report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date;
       (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.
       N/A

PART III - NARRATIVE

State below in reasonable detail the reasons why the Form 10-K, 11-K, 10-Q, N-SAR or the transition report or portion thereof, could not be filed within the prescribed time period. (Attach Extra Sheets if Needed)

The preparation of the registrant's financial statements took longer than anticipated and were, therefore, not completed in time for timely filing with the registrant's Form 10-KSB.

PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification.

      Chad Lee               604                       669-7564
      --------------------------------------------------------------------------
      Name                 Area Code               Telephone Number

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports) been filed? In answer is no, identify report(s).

      [X] Yes   [ ] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

      [ ] Yes   [X] No

      If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

      N/A
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                             Online Innovation, Inc.
           --------------------------------------------------------------
                   Name of Registrant as Specified in Charter

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date:       October 3, 2000                     By: /s/ Chad Lee
                                                    ----------------------------
                                                    Chad Lee / President


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